Exhibit 99.1

Company Contact Stuart Diamond Chief Financial Officer 516-605-6640 sdiamond@nmhc.com	Investor Relations Carolyn Capaccio Lippert/Heilshorn & Assoc. 212-838-3777 ccapaccio@lhai.com	Media Contact David Haar, VP of Marketing NMHC 518-213-1607 dhaar@nmhcrx.com

NMHC Reports Fiscal Third Quarter 2007 Results

PORT WASHINGTON, N.Y. – May 8, 2007 – National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager (“PBM”), today reported its results for the 2007 fiscal third quarter.

Jim Smith, president and chief executive officer, stated, “Third quarter 2007 results reflect the dynamics we experienced in the first half, with gross margin benefiting from higher generic use and favorable client mix trends but operating income impacted by lower rebate revenue, higher expenses and a decrease in the number of covered lives. We are pleased that the efforts we have devoted to our enhanced selling process continue to result in a growing pipeline of sales prospects. These efforts are yielding increasing final-stage opportunities for NMHC across a number of vertical markets resulting in several attractive wins, including the State of Hawaii which we announced yesterday. Our focus for the remainder of the fiscal year is on demonstrating the competitive advantages in NMHC’s PBM, Specialty, Mail Order and Part D areas of expertise, and on closing more business that can contribute to fiscal 2008.”

2007 Fiscal Third Quarter Operating Results

Revenue for the 2007 fiscal third quarter decreased 33.1% to $145.0 million from $216.8 million for the same period last year. The decrease is primarily the result of a decrease in covered lives as compared to last year.

Gross profit for the 2007 fiscal third quarter was $21.3 million as compared to $22.4 million for the same period last year reflecting a decrease of 4.9%. The decrease in gross profit is primarily attributable to a $1.7 million reduction from the PBM segment, primarily related to a reduction in rebate revenue stemming from current trends in negotiations with NMHC’s clients, offset by improvements in our client mix. This decrease was partially offset by a $592,000 increase in gross profit from our Specialty segment. Gross profit, as a percentage of revenue, increased to 14.7% for the 2007 fiscal third quarter as compared to 10.3% for the same period last year. Gross profit per estimated paid prescription increased to $3.87 from $2.77 for the same period last year. The 32.1% decrease in our script count was primarily offset by an increase in the gross profit per script.

Estimated adjusted paid prescriptions for the 2007 fiscal third quarter were 5.5 million as compared to 8.1 million for the same period last year. Estimated adjusted prescription volume equals prescriptions processed at our mail service facility multiplied by 3, plus retail prescriptions. The prescriptions processed at our mail service facility are multiplied by 3 to adjust for the fact that they typically include approximately 3 times the amount of product days supplied compared with retail prescriptions.

SG&A increased $2.1 million, or 10.9%, from $19.3 million for the 2006 fiscal third quarter to $21.4 million for the 2007 fiscal third quarter. This increase is primarily the result of an $1.5 million net increase in compensation and related items (inclusive of $293,000 of additional stock-based compensation recognized in accordance with the provisions of FAS 123(R)), a $466,000 increase in professional fees and insurance, and $137,000 net increase in other selling, general and administrative expenses.

Operating loss for the 2007 fiscal third quarter was $76,000 as compared to operating income of $3.1 million for the 2006 third quarter.

Our effective tax rate was (66.7%) for the three months ended March 31, 2007 as compared to 42.6% for the three months ended March 31, 2006. This benefit for the three months ended March 31, 2007 primarily resulted from a $439,000 reversal of a prior state tax reserve as the related statute of limitations expired during the quarter ended March 31, 2007 offset by lower pre-tax income combined with the effects of expensing employee stock options in accordance with SFAS No. 123(R).

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2007 fiscal third quarter was $2.5 million, a 49.0% decrease as compared to $4.9 million for the 2006 fiscal third quarter. EBITDA before stock-based compensation expense for the 2007 fiscal third quarter was $3.4 million as compared to $5.6 million for the same period last year, a 39.3% decrease. EBITDA per estimated paid prescription decreased to $0.45 during the 2007 fiscal third quarter from $0.60 during the same period last year. During the 2007 fiscal third quarter, NMHC did not pay $1.4 million of dividends on the series A preferred stock until April 2, 2007; during the 2006 fiscal third quarter, NMHC paid $1.4 million of dividends on the series A preferred stock.

Net loss available to common stockholders for the 2007 fiscal third quarter was $1.1 million, or $(0.20) per basic and diluted share, as compared to net income available to common stockholders of $510,000, or $0.10 per basic share and diluted share, for the same period last year. For the 2007 fiscal third quarter, the Company’s weighted-average number of diluted shares outstanding approximated 5.5 million shares, as compared to 5.3 million shares for the same period last year. The 2007 fiscal third quarter calculation does not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock or the outstanding options to purchase shares of common stock as they are anti-dilutive. For the same period last year, the calculation did not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock as they are anti-dilutive.

Operating Results for the Nine Months ended March 31, 2007

Through the nine months ended March 31, 2007, revenue decreased 18.2% to $533.0 million from $651.4 million for the same period last year. The decrease is primarily the result of a decrease in covered lives as compared to last year.

Through the nine months ended March 31, 2007, gross profit was $66.2 million as compared to $69.7 million for the same period last year reflecting a decrease of 5.0%. This decrease is primarily the result of a $5.7 million reduction in rebate revenue from our PBM segment (exclusive of the $1.0 million Rebate Error as defined and discussed in our Quarterly Report on Form 10-Q for the period ended September 30, 2006 (“First Quarter 10-Q”)) due to the current trends in negotiations with our clients offset by improvements in our client mix. This decrease was partially offset by i) $506,000 net increase which consists of $1.5 million relating to the Claims Payable Error offset by $1.0 million relating to the Rebate Error as defined and discussed in our First Quarter 10-Q, ii) $794,000 increase in gross profit from our PBM segment, exclusive of the impact of the changes in rebates, and iii) $940,000 increase in gross profit from our Specialty segment. Gross profit, as a percentage of revenue, increased to 12.4% for the nine months ended March 31, 2007 as compared to 10.7% for the same period last year. Estimated adjusted paid prescriptions for the nine months ended March 31, 2007 was 19.4 million as compared to 25.6 million for the same period last year. Gross profit per estimated paid prescription increased to $3.41 from $2.72 for the same period last year.

Through the nine months ended March 31, 2007, SG&A increased $4.5 million, or 7.9%, from $56.9 million to $61.4 million for the same period last year. This increase is primarily the result of i) a $2.8 million increase in compensation and related items (inclusive of $992,000 of additional stock-based compensation recognized in accordance with the provisions of FAS 123(R)), ii) a $2.0 million increase in professional fees and insurance, and iii) a $247,000 net increase which consists of $831,000 relating to the Claims Payable Error offset by $584,000 relating to the Lease Error as defined and discussed in our First Quarter 10-Q. These increases were offset by a net reduction of $547,000 in other SG&A. Selling, general and administrative expenses as a percent of revenue increased from 8.7% for the nine months ended March 31, 2006 to 11.5% for the nine months ended March 31, 2007.

Our effective tax rate was 41.1% for the nine months ended March 31, 2007 as compared to 42.6% for the nine months ended March 31, 2006. The decrease in the effective tax rate for the nine months ended March 31, 2007 primarily resulted from a $439,000 reversal of a prior state tax reserve as the related statute of limitations expired during the quarter ended March 31, 2007 offset by lower pre-tax income combined with the effects of expensing employee stock options in accordance with SFAS No. 123(R).

EBITDA for the nine months ended March 31, 2007 was $11.9 million, a 34.3% decrease, as compared to $18.1 million for the same period last year. EBITDA before stock-based compensation expense for the nine months ended March 31, 2007 was $14.9 million as compared to $20.1 million for the same period last year, a 25.9% decrease. EBITDA per estimated paid prescription decreased to $0.61 during the nine months ended March 31, 2007 from $0.71 during the same period last year.

Net loss available to common stockholders for the nine months ended March 31, 2007 was $1.2 million, or $(0.22) per basic and diluted share as compared to net income available to common stockholders of $3.2 million, or $0.63 per basic share and $0.61 per diluted share for the same period last year. For the nine months ended March 31, 2007, the Company’s weighted-average number of diluted shares outstanding approximated 5.4 million shares, as compared to 5.3 million shares for the same period last year. The calculation for the nine months ended March 31, 2007 does not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock or the outstanding options to purchase shares of common stock as they are anti-dilutive. For the same period last year, the calculation did not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock as they were anti-dilutive.

Business Outlook

As noted in the Company’s press release of November 15, 2006, the fiscal 2007 earnings guidance issued on September 11, 2006 should not be relied upon. Management is not providing forward looking financial guidance at this time.

Conference Call

Management will host a conference call tomorrow, May 9, 2007, to discuss its 2007 fiscal third quarter and year-to-date results at 8:30 a.m. ET. To listen to the call, please dial (706) 634-1287. A live webcast of the call will be accessible on the Company’s website, www.nmhc.com. The webcast will be archived on the site and a telephone replay will be available for seven days beginning at 8:00 p.m. ET. To access the replay, please dial (706) 645-9291 using the using conference ID: 6641750.

Non-GAAP Measures

In addition to the results presented in accordance with GAAP throughout this press release, NMHC has presented non-GAAP financial measures, such as EBITDA, EBITDA per paid prescription, and gross profit and SG&A expenses exclusive of various errors which are defined and discussed in the First Quarter 10-Q.

NMHC calculates and uses EBITDA as an indicator of their ability to generate cash from their reported operating results. This measurement is used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, we believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for their discretionary use, nor is it intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under GAAP. The items excluded from EBITDA but included in the calculation of their reported net income are significant components of their consolidated statements of income, and must be considered in performing a comprehensive assessment of their overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Their calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Reconciliation schedules to the comparable GAAP measures are available in the tables below.

Estimated adjusted prescription volume equals prescriptions processed at our mail service facility multiplied by 3, plus retail prescriptions. These prescriptions processed at our mail service facility are multiplied by 3 to adjust for the fact that they typically include approximately 3 times the amount of product days supplied compared with retail prescriptions. EBITDA per paid prescription is calculated by dividing EBITDA by estimated adjusted prescriptions.

While gross profit and SG&A expenses excluding the impact of various errors which are defined and discussed in the First Quarter 10-Q are not measures of financial performance under U.S. generally accepted accounting principles, they are provided as information for investors for analysis purposes in evaluating the effect of the identified errors on our gross profit and SG&A. Gross profit and SG&A excluding the impact of the identified errors are not meant to be considered a substitute or replacement for gross profit or SG&A as prepared in accordance with U.S. generally accepted accounting principles. The reconciliations from gross profit and SG&A to gross profit and SG&A excluding the impact of the identified errors are available in the tables below.

About NMHC

National Medical Health Card Systems, Inc. provides PBM services to plan clients, which include managed care organizations, local governments, unions, corporations and third party health care plan administrators through its network of licensed pharmacies throughout the United States. The Company’s PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, disease information services, data access, reporting and information analysis, and physician profiling. In addition, the Company operates a mail service pharmacy and a specialty pharmacy.

Forward-Looking Statements

This press release and any attachment thereto contains forward-looking information about National Medical Health Card Systems, Inc.’s financial results and estimates, business prospects, and products and services that involve substantial risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You can identify these statements by the use of words such as “may,” “could,” “estimate,” “will,” “believe,” “anticipate,” “think,” “intend,” “expect,” “project,” “plan,” “target,” “forecast”, and similar words and expressions which identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. For a discussion of such risks, uncertainties and other matters that could cause actual results to differ materially, including risks relating to, among other factors, pricing, competition in the bidding and proposal process, our ability to consummate contract negotiations with prospective clients, dependence on key members of management, government regulation, acquisitions and affiliations, the market for PBM services, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and in its reports on Forms 10-Q and 8-K filed with the U.S. Securities and Exchange Commission. NMHC assumes no obligation to update any forward-looking statements contained in this document or the attachments to reflect new information or future events or developments after the date any such statement is made.

— Tables Follow —

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2007	June 30, 2006
	(unaudited)
Assets

Current:
Cash and cash equivalents	$5,620	$8,410
Restricted cash	9,481	4,845
Accounts receivable, net of allowance for doubtful accounts of $2,226 and $2,261, respectively	67,941	82,365
Rebates receivable	43,042	48,911
Inventory	4,453	5,666
Deferred tax assets	1,797	2,278
Prepaid expenses and other current assets	3,876	2,623

Total current assets	136,210	155,098
Property and equipment, net	16,366	13,653
Intangible assets, net	2,687	3,013
Goodwill	99,414	99,319
Other non-current assets	1,418	1,070

Total Assets	$256,095	$272,153

Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity
Current Liabilities:
Claims payable to pharmacies	$62,300	$88,979
Rebates payable to clients	55,173	60,953
Trade and other payables and accrued expenses	17,703	12,248
Current portion of capital lease obligations	1,124	16
Income taxes payable and other current liabilities	2,819	—
Total current liabilities	139,119	162,196

Capital lease obligations, less current portion	1,720	—
Other non-current liabilities	915	829
Deferred tax liability	8,759	7,784

Total liabilities	150,513	170,809

Commitments and Contingencies
Redeemable Preferred Equity:
Series A redeemable convertible preferred stock $.10 par value; 15,000,000 shares authorized, 6,956,522 issued and outstanding, aggregate liquidation preference of $107,686,961	76,694	76,338

Common Stockholders’ Equity:
Common Stock, $.001 par value, 35,000,000 shares authorized, 10,111,837 and 9,933,697 shares issued, 5,471,365 and 5,293,797 outstanding, respectively	10	10
Additional paid-in-capital	131,717	126,630
Accumulated deficit	(50,960)	(49,755)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)

Total common stockholders’ equity	28,888	25,006

Total Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity	$256,095	$272,153

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(Amounts in thousands, except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue (excludes participant co-payments retained by the pharmacies of $53,393, $82,544, $198,683 and $243,043, respectively)	$145,026	$216,801	$533,043	$651,402
Cost of claims (excludes participant co-payments retained by the pharmacies of $53,393, $82,544, $198,683 and $243,043, respectively)	123,700	194,381	466,819	581,742

Gross profit	21,326	22,420	66,224	69,660

Selling, general and administrative expenses	21,402	19,308	61,446	56,897

Operating (loss) income	(76)	3,112	4,778	12,763

Other income (expense):
Interest expense	(100)	(64)	(350)	(246)
Interest income	433	433	1,245	1,053
Other income (expense), net	1	20	21	(20)

	334	389	916	787

Income before (benefit) provision for income taxes	258	3,501	5,694	13,550
(Benefit) provision for income taxes	(172)	1,493	2,339	5,777

Net income	$430	$2,008	$3,355	$7,773

Redeemable convertible preferred stock cash dividends	1,381	1,381	4,204	4,204
Accretion of transaction expenses	117	117	356	356

Net (loss) income available to common stockholders	$(1,068)	$510	$(1,205)	$3,213

Earnings (loss) per common share:
Basic	$(0.20)	$0.10	$(0.22)	$0.63

Diluted *	$(0.20)	$0.10	$(0.22)	$0.61

Weighted average number of common shares outstanding:
Basic	5,471	5,200	5,443	5,111

Diluted *	5,471	5,302	5,443	5,268

*	For the three and nine months ended March 31, 2006, the redeemable convertible preferred stock was anti-dilutive and the “as if converted” method was not used to calculate the number of weighted average diluted shares. For the three and nine months ended March 31, 2007, the redeemable convertible preferred stock and the outstanding options to purchase shares of common stock were anti-dilutive and the “as if converted” method was not used to calculate the number of weighted average diluted shares.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months March 31,
	2007	2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$3,355	$7,773
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,108	5,399
Employee stock option compensation expense	3,032	1,913
Amortization of deferred gain	(21)	(37)
Amortization of deferred financing costs	85	84
Loss on disposal of capital assets	—	54
Provision for doubtful accounts	928	525
Deferred income taxes	1,456	1,276
Excess tax benefits from exercise of stock options	—	(1,237)
Changes in assets and liabilities:
Restricted cash	(4,636)	(612)
Accounts receivable	13,496	2,745
Rebates receivable	5,869	(17,493)
Inventory	1,213	(212)
Due from affiliates	—	31
Prepaid expenses and other current assets	(1,253)	2,131
Other non-current assets	(433)	9
Claims payable to pharmacies	(26,679)	(3,445)
Rebates payable to clients	(5,780)	13,216
Trade and other payables and accrued expenses	4,791	(6,869)
Income taxes payable and other current liabilities	3,016	2,164
Other non-current liabilities	107	(126)

Net cash provided by operating activities	5,654	7,289

Cash flows from investing activities:
Capital expenditures	(4,027)	(5,869)
Acquisition of Inteq, net of cash acquired	—	116
Acquisition of PPP, net of cash acquired	(901)	(426)
Acquisition of MPP	(266)	—
Proceeds from sale of capital assets	5	169

Net cash used in investing activities	(5,189)	(6,010)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,858	4,681
Proceeds from revolving credit facility	26,850	72,075
Repayment of revolving credit facility	(26,850)	(72,075)
Payment of redeemable convertible preferred stock cash dividends	(2,823)	(4,204)
Excess tax benefits from exercise of options	—	1,237
Repayments of debt and capital lease obligations	(2,290)	(21)

Net cash (used in) provided by financing activities	(3,255)	1,693

Net (decrease) increase in cash and cash equivalents	(2,790)	2,972
Cash and cash equivalents at beginning of period	8,410	7,272

Cash and cash equivalents at end of period	$5,620	$10,244

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

GROSS PROFIT RECONCILIATION

$ IN THOUSANDS

While gross profit excluding the impact of errors as discussed and defined in our First Quarter 10-Q is not a measure of financial performance under U.S. generally accepted accounting principles, it is provided as information for investors for analysis purposes in evaluating the effect of the identified errors on gross profit. Gross profit excluding the impact of the identified errors is not meant to be considered a substitute or replacement for gross profit as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from gross profit to gross profit excluding the impact of the identified errors is as follows:

	Nine Months Ended March 31,
	2007	2006
Gross profit, as reported	$66,224	$69,660

Impact of errors identified during the First Quarter 10-Q
Rebate Errors	1,017	—

Claims Payable Errors	(692)	—
Claims Payable Error (see offset in SG&A Reconciliation)	(831)	—

	(1,523)

Other	27	—

Adjusted gross profit, on a proforma basis	$65,745	$69,660

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES RECONCILIATION

$ IN THOUSANDS

While SG&A excluding the impact of errors as discussed and defined in our First Quarter 10-Q is not a measure of financial performance under U.S. generally accepted accounting principles, it is provided as information for investors for analysis purposes in evaluating the effect of the identified errors on SG&A. SG&A excluding the impact of the identified errors is not meant to be considered a substitute or replacement for SG&A as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from SG&A to SG&A excluding the impact of the identified errors is as follows:

	Nine Months Ended March 31,
	2007	2006
Selling, general and administrative expenses, as reported	$61,446	$56,897

Impact of errors identified during the First Quarter 10-Q
Claims Payable Error (see offset in Gross Profit Reconciliation)	(831)	—
Accounting Treatment For Leases Error	584
Other	47	—

Adjusted selling, general and administrative expenses, on a proforma basis	$61,246	$56,897

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

EBITDA RECONCILIATION

$ IN THOUSANDS

	Nine Months Ended March 31,
	2007	2006
Cash flow from operations	$5,654	$7,289
Provision for income taxes	2,339	5,777
Interest income, net	(895)	(807)
Net change in assets and liabilities	10,289	8,461
Non-cash items to reconcile net cash from operations to net income	(5,480)	(2,578)

EBITDA	11,907	18,142

Stock-based compensation expense	3,032	1,913

EBITDA before stock-based compensation expense	$14,939	$20,055

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

EBITDA RECONCILIATION

$ IN THOUSANDS

	Quarter Ended March 31,
	2007	2006
Net cash (used in) provided by operating activities	$(2,353)	$1,929
(Benefit) provision for income taxes	(172)	1,493
Interest income, net	(333)	(369)
Net change in assets and liabilities	6,756	3,070
Non-cash items to reconcile net cash from operations to net income	(1,444)	(1,184)

EBITDA	2,454	4,939

Stock-based compensation expense	964	649

EBITDA before stock-based compensation expense	$3,418	$5,588